Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
MEDIA:
Ronald Trahan, APR
Ronald Trahan Associates, Inc.
781-762-9782, x18

Grant Life Sciences concludes licensing of
point-of-care (POC) diagnostic platform from AccuDx Corp.

Grant Life Sciences controls exclusive rights to rapid tests for
 HIV-1, HIV-2 and Dengue Fever, as well as a proprietary
colloidal gold reagent, a key ingredient commonly used by
leading manufacturers of rapid tests as a detectable label

Agreement includes Grant Life Sciences’ right to manufacture these products at AccuDx’s FDA/GMP-compliant contract
manufacturing ‘maquiladora’ facility in Tijuana, Mexico

“We expect this agreement will allow us to generate early revenues in specialty diagnostic markets from established channels of distribution in India, Southeast Asia and the Middle East.”
Stan Yakatan, Chairman & CEO
                                                                                                                                              Grant Life Sciences Inc.

RALEIGH, N.C., March 14, 2005—Grant Life Sciences (OTC Bulletin Board: GLIF) announced today that it has signed a licensing agreement with AccuDx Corp., a biotechnology company based in La Jolla, Calif., founded by Ravi Pottahil, Ph.D., one of the world’s leading authorities in the field of HIV/AIDS diagnostics and therapeutics.

Under the agreement, Grant Life Sciences now controls the exclusive rights to AccuDx’s rapid tests for HIV-1, HIV-2, and Dengue Fever, as well as AccuDx’s proprietary colloidal gold reagent. In addition, Grant Life Sciences has the right to manufacture these products in AccuDx’s ‘maquiladora’-modeled contract manufacturing facility in Tijuana, Mexico. This facility is registered with the FDA and is ISO 9002-certified. Financial terms of the agreement were not disclosed.

“This is perhaps the most significant milestone yet for Grant Life Sciences,” said Stan Yakatan, Chairman and Chief Executive Officer. “We expect to begin to generate revenues from these products in specialty diagnostic markets outside of the United States by mid-year.”

“We are extremely pleased that Grant Life Sciences will re-launch these great products into markets outside of the United States where there is a very great need,” said Dr. Ravi Pottahil, CEO of AccuDx. Dr. Pottahil was the section manager for retroviruses and tumor markers and PCR diagnostics at Hoffman-La Roche from 1985 to 1992, when he co-founded Specialty BioSystems with Specialty Laboratories, one of the largest independent reference laboratories in California. Dr. Pottathil was an adviser to the World Health Organization’s

Sexually Transmitted Diseases and Global Vaccination program.

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About Grant Life Sciences Inc.
Grant Life Sciences Inc. develops products to improve the efficiency of detecting and diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test. The diagnostic assay being developed by the Company has initial clinical validation indicating superior sensitivity and specificity in detecting cervical cancer and its precursors, a disease that kills in excess of 300,000 women annually. Currently there are more than 120 million cervical screening tests administered annually in the U.S. and Europe.  More than 120 million eligible women 20+ years old in developed nations still do not get Pap smears, and globally more than 1.7 billion over the age of 20 have never been checked due to cultural, religious or economic reasons. Further information is available at: www.grantlifesciences.com.

Forward-Looking Statements
This press release contains certain forward-looking statements regarding the Company's emerging HPV detection and diagnostic technologies; the scope of said patent protection as a result thereof, including statements concerning the impact of the official communication received from the Patent Examiner in the U.S. Patent and Trademark Office, acting as the International Preliminary Examining Authority on behalf of the World Intellectual Property Organization; and the outcome as to the ultimate patentability of its exclusively licensed technologies. At the present time, Grant Life Sciences has an exclusive license to one U.S. patent for this technology, and there is no guarantee that others patents, both domestic and foreign, will in fact issue. Grant Life Sciences believes in a favorable outcome of the present pending international patent application in view of this official communication. Furthermore, the final agreement with AccuDx is subject to definitive documentation and negotiation. There can be no assurance that a definitive agreement will be reached among the parties. These statements are subject to risks and uncertainties associated with continued patent prosecution, including the risk that subsequent patent-issuance may not be successful, as well as other risks which have been detailed from time to time in the Company's SEC filings, including its 2003 Annual Report on Form 10-KSB filed April 13, 2004, and its 2004 Quarterly Reports on Form 10-QSB filed on May 12, 2004, August 16, 2004, and November 19, 2004.

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